FORM 3
OMB Approval
OMB Number 3235-0104
Expires: January 31, 2005
Estimated average burden hours per response..0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*:                            Faye, Michael
                                                                     20 Fletcher Drive
                                                                     Brampton, Ontario
                                                                     Canada L6Y 2G6
2. Date of Event Requiring Statement (Month/Day/Year):               12/19/02

3. I.R.S. Identification Number of Reporting Person, if an entity
(voluntary):
4. Issuer Name and Ticker or Trading Symbol:                         Trancom Industries, Inc.
5. Relation of Reporting Person(s) to Issuer                          X       Director             10%Owner
                                                                     --------              -------
(Check all applicable):                                               X       Officer              Other
                                                                     --------              -------
                                                                     (give title below)   (Specify below)

                                                                     Vice- President and Treasurer

6. If Amendment, Date of Original (Month/Day/Year):
7.    Individual or Joint/Group Filing (Check Applicable Line)

               X         Form filed by One Reporting Person
           ---------
                         Form filed by More than One Reporting Person
           ---------


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security (Instr. 4):                            Common Stock
                                                            No Par Value
2. Amount of Securities Beneficially Owned (Instr. 4):      100,000
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):  D
4. Nature of Indirect Beneficial Ownership (Instr. 5):      N/A

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security (Instr. 4):                            Common Stock
                                                            No Par Value
2. Amount of Securities Beneficially Owned (Instr. 4):      4,000
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):  I
4. Nature of Indirect Beneficial Ownership (Instr. 5):      Elaine Faye - wife

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security (Instr. 4):                            Common Stock
                                                            No Par Value
2. Amount of Securities Beneficially Owned (Instr. 4):      100,000
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):  I
4. Nature of Indirect Beneficial Ownership (Instr. 5):      Spectra, Inc.
                                                            - director


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security (Instr. 4):                      Common Stock

                                                                  Warrants
2. Date Exercisable and Expiration Date (Month/Day/Year):         Date Exercisable    Expiration Date
                                                                  ----------------    ---------------
                                                                  08/99               08/04

3. Title and Amount of Securities Underlying Derivative Security  Title               Amount or Number of
                                                                  -----               Shares
(Instr. 4):                                                       Common              ------
                                                                                      50,000

4. Conversion or Exercise Price of Derivative Security:           $0.01 per share
5. Ownership Form of Derivative Security;
   Direct (D) or IndirectD(I) (Instr. 5):
6. Nature of Indirect Beneficial Ownership: (Instr. 5)            N/A

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security (Instr. 4):                      Common Stock
                                                                  Warrants
2. Date Exercisable and Expiration Date (Month/Day/Year):         Date Exercisable   Expiration Date
                                                                  ----------------   ---------------
                                                                  08/99              08/04

3. Title and Amount of Securities Underlying Derivative Security  Title               Amount or Number of
                                                                  -----               Shares
(Instr. 4):                                                       Common              ------
                                                                                      250,000

4. Conversion or Exercise Price of Derivative Security:           $0.05 per share
5. Ownership Form of Derivative Security;
   Direct (D) or IndirectD(I) (Instr. 5):
6. Nature of Indirect Beneficial Ownership: (Instr. 5)            N/A

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4):                      Common Stock
                                                                  Warrants
2. Date Exercisable and Expiration Date (Month/Day/Year):         Date Exercisable    Expiration Date
                                                                  ----------------    ---------------
                                                                  08/99               08/04

3. Title and Amount of Securities Underlying Derivative Security  Title               Amount or Number of
                                                                  -----               Shares
(Instr. 4):                                                       Common              ------
                                                                                      4,000,000


4. Conversion or Exercise Price of Derivative Security:           $0.01 per share
5. Ownership Form of Derivative Security;
   Direct (D) or IndirectD(I) (Instr. 5):
6. Nature of Indirect Beneficial Ownership: (Instr. 5)            Spectra, Inc. -director

EXPLANATION OF RESPONSES:


/s/ Michael Faye
-------------------------------
**Signature of Reporting Person

12/18/02
------------
 Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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